Exhibit 10.2

Sara Lee Corporation	Internal Communications

Date	January 22, 2008

From	Stephen Cerrone

To	Theo de Kool

Subject	Amendment to Letter of Understanding

For good order sake, I felt it was prudent to update your Letter of Understanding, dated April 26, 2002, regarding:

•	the length of your assignment with Sara Lee Corporation, Downers Grove, Illinois;

•	stock options

•	mobility premium

•	host housing

•	income taxes

Assignment Length

According to the original Letter of Understanding, your assignment was effective January 1, 2002, with the expectation that your assignment was anticipated to last for five years. This letter amends your original letter regarding the length of your assignment. The length of your assignment will be reviewed annually on December 1 of each year.

Stock Options

The original Letter of Understanding only refers to stock options as the vehicle to deliver long-term incentives; however, the long-term incentive program has been modified and may continue to change in the future. You will be eligible for the long-term incentive program on the same basis as other similarly situated executives.

Mobility Premium

The original Letter of Understanding provided for a mobility premium to be paid as an allowance for the duration of your assignment. Effective September 1, 2002 the mobility premium was rolled into your base salary and thus is no longer provided as a separate allowance. Therefore this section no longer applies to your assignment.

Host Housing

According to the original Letter of Understanding, the company provided you with housing and furnishings during your assignment. The company also paid for real estate property taxes, insurance, lawn service, snow removal and upkeep of your residence. Effective July 1, 2007, in place of all the items noted above, you have been provided with a monthly housing allowance of USD 16,700, grossed-up for applicable U.S. taxes.

Income Taxes

According to the original Letter of Understanding, you were responsible for a hypothetical effective income tax rate that was determined by applying your pre-assignment Dutch, Swiss and U.S. employment contracts. Effective February 1, 2005, this hypothetical tax obligation was updated and you are currently responsible for a fixed 35% U.S. federal and 3% Illinois state income tax on Sara Lee salary, bonus and supplemental income.

The other specifics included in the original Letter of Understanding remain in effect and are documented in the attachment.

Please sign and return one copy of this acknowledgment to me for our files.

Acknowledged: /s/ L.M. de Kool	Date: January 31, 2008

CC:	Brenda Barnes
Dan Ryan
Faye Jaraczewski

Theo de Kool Assignment Provisions Re-cap (From Letter of Understanding, dated April 26, 2002)

Annual Incentive Program

Continue to participate in the Annual Incentive Program.

Cost of Living Differential

To help balance the cost differences that may exist between The Netherlands and the U.S., a cost of living differential is typically provided. In lieu of receiving a differential that would fluctuate based upon the difference in costs of goods and services between the Netherlands and the U.S. and exchange rates, you have opted to receive a fixed differential in the amount of $40,000 per annum/ $3,333 per month. You will begin receiving this differential when you move into your permanent residence in Chicago. This differential will be discontinued when you move out of that residence or transition to a local compensation package.

Utilities

If utilities are not paid directly by Sara Lee Corporation, Sara Lee will reimburse them to you. The reimbursement would be made through payroll and covers the actual utility expenses incurred. You would then make payment directly to the utility provider. Reimbursable utility costs do not include telephone and cable television.

Automobile

An automobile will be provided to you while on assignment in Chicago in accordance with the Sara Lee Corporation Executive Car Policy.

Employee Benefit Plans

During your international assignment, you will continue to participate in the Dutch health and medical coverage plan. Should it become necessary, medical, dental, life and disability insurance will be provided.

During your assignment, you will participate in the U.S. social system. You will no longer participate in the Dutch social system.

Retirement Plans

While in the U.S. you will be eligible to participate in the U.S. retirement plans, i.e. pension, 401(k) and ESOP. During this time you will be regarded as a deferred pensioner under the Dutch pension scheme. Additional details about this status can be provided.

At the end of your assignment, the company will prepare a comparison of the pension benefits you would have accrued under the Dutch pension plan had you remained in that plan and earned the compensation you actually earned while on this assignment in the U.S. vs. the benefits you actually accrued under the U.S. retirement plans while on this assignment. To the extent that the combined benefits (i.e., your accrued Dutch pension benefit prior to this assignment plus the U.S benefits accrued while on this assignment) are less than what your Dutch pension would have provided had you remained in The Netherlands and received the same compensation you received while in the U.S., the company will make up the difference through a supplemental pension arrangement.

Emergency Leave

In the event of the death or any serious illness or injury involving a member of your family, Sara Lee Corporation will reimburse you, your spouse and other family members on assignment in Chicago for the costs of round-trip transportation from Chicago to The Netherlands.

Vacation/ Home Leave

You will receive the same number of vacation days as you are entitled to under the SL/DE vacation policy. In addition, your home leave entitlement is one week. You will be reimbursed for actual and reasonable transportation costs for you and those family members who accompany you to Chicago in accordance with the Corporate Travel Policy. This reimbursement is based upon round-trip, direct airfares between Chicago and Amsterdam. You are responsible for living expenses during home leave.

One home leave can be taken anytime during a 12-month period; however, home leave is typically not taken within four months of a scheduled repatriation. Home leave cannot be exchanged for vacation trips or cash and does not accumulate from year to year. Home leave should be timed with a business trip, or a trip to home country operations should be made during the home leave.

Relocation/Moving Costs

You will be reimbursed for the moving costs you incur in accordance with the relocation guidelines contained in the current policy manual.

If it is later determined that you will not be returning to The Netherlands following this assignment or other circumstances warrant the sale of your primary residence, the company will provide home sale assistance through your home country relocation policy. An appropriate member of executive management must approve home sale assistance. In addition, any tax implications (home or host country) resulting from the sale of your principle residence while on assignment will not be covered by the company.

In addition, Sara Lee Corporation will pay for the storage of any furniture and other personal belongings that you choose not to ship or retain in your home in The Netherlands for the time you are on assignment. This includes insurance and redelivery to your home in The Netherlands.

Repatriation

At the end of your assignment, Sara Lee Corporation will cover the cost of relocating you and your family to The Netherlands. Should your employment be terminated involuntarily during the course of your assignment, Sara Lee Corporation will cover the cost of relocating you and your personal effects to The Netherlands. These expenses will be paid by the company only if they occur within three months after the effective date of the separation and providing another employer is not paying for your relocation at the same time. In the event of voluntary resignation, you forfeit your right to this coverage unless the company determines that the circumstances of the resignation warrant some consideration.

Severance would be paid in accordance with Sara Lee Corporation’s severance plan provisions for your position and level in coordination with the customary severance arrangements in The Netherlands.

In the event of involuntary separation involving discharge because a criminal or dishonest act has been committed (including but not limited to embezzlement, theft of company goods or property, etc.), the above treatment will not apply and the company will take whatever action is appropriate.

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